EXHIBIT 10.5

NON-COMPETE AGREEMENT

This Non-Compete Agreement (“this Agreement”) is made and entered into by and between Tootie Pie Company, Incorporated, a Nevada Corporation, hereinafter “the Company”, and Bobbie Keese, hereinafter “Employee”, effective on the first day that Employee began performing services for the Company whether as a paid hourly or salaried employee of the Company. In consideration of Employees’ initial and continued employment by the Company, the Company and Employee do hereby enter into this Agreement restricting the rights of Employee to compete with the Company as follows:

1. Restrictions During Employment

During the term of Employee’s employment with the Company, unless otherwise agreed to in writing by the Company, Employee shall devote all of her business time to the duties of her employment and shall not perform any work, of any kind or nature whatsoever, for any other entity. This restriction specifically applies to, but is not limited to work that would compete, directly or indirectly, with the Company or would assist any other person or entity in competing with the Company.  Employee acknowledges that the restriction on competition with the Company during the term of employment promotes and protects the purpose of her employment with the Company and deters any potential conflict of interest.

2. Restrictions After Termination of Employment

Throughout the term of Employee’s employment with the Company and for a period of thirty-six (36) months following a termination of employment, for cause or by agreement, Employee shall not directly or indirectly, advise, assist, or work for a competitor of the Company.  Employee acknowledges and agrees that the descriptions of the products and areas covered by this Agreement provide fair notice of the maximum reasonable scope of the restraint.  The parties acknowledge and agree that this Agreement shall be construed ultimately to cover only those geographic locations where Employee is actually performing services for the Company during the twelve (12) month period immediately preceding the termination of Employee's employment with the Company or during Employee’s entire period of employment if it is less than twelve (12) months. These parties to this Agreement acknowledge and understand that the Company has a web site accepting orders over the internet and that therefore the services provided by Employee include shipping pies and other products of the Company and that the restrictions contained in this Agreement may, therefore, include the entire United States of America.

Throughout the term of Employee’s employment with the Company and for a period of forty-eight (48) months following a termination of employment for cause or by agreement, Employee shall not solicit or accept, or attempt to solicit or accept, directly or indirectly, any business from any of the Company’s customers, including actively sought prospective customers, with whom Employee had any contact during her employment with the Company, for purposes of selling or distributing products that are competitive with those sold or distributed by the Company.

For a period of thirty-six (36) months following the termination of her employment with the Company, Employee shall not recruit or hire, or attempt to recruit or hire, directly or indirectly, any other employee of the Company or any affiliates.

Any violation by Employee of this Agreement shall automatically toll and suspend the period of the restraint for the amount of time that the violation continues, subject to the corporation's good faith obligation to seek enforcement promptly after discovery of the violation.

3. Governing Law and Equitable Relief

This Agreement shall be governed and construed in accordance with the laws of the United States and the State of Texas and Recipient hereby expressly consents to the exclusive jurisdiction of the state courts of Kendall County, Texas and the U.S. federal courts located in San Antonio, Bexar County, Texas for any dispute arising out of this Agreement.  The Company may obtain, in addition to any other legal remedies which may be available, such equitable relief as may be necessary to protect the Company against any such breach or threatened breach.

4.  Final Agreement

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof.  This Agreement may be modified only by a further writing that is duly executed by both parties.

5.  Severability

If any term of this Agreement is held by court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

6. Notices

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery service to the following addresses, to-wit:

If to the Company:

Tootie Pie Company, Incorporated

129 Industrial Drive

Boerne, Texas 78006

ATTN:  Don Merrill, Jr., President

With a copy to:

Law Offices of David P. Strolle, Jr.

8000 I.H. 10 West, Suite 600

San Antonio, Texas 78230

Attn: David Strolle

If to the Employee:

Ms. Bobbie Keese

7930 Viking Trail

San Antonio, Texas 78250

7.  No Implied Waiver

Either party’s failure to insist in any one or more instances upon strict performance by the other party of any of the terms of this Agreement shall not be construed as a waiver of any continuing or subsequent failure to perform or delay in performance of any term hereof.

8.  Headings

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

Tootie Pie Company, Incorporated

BY: /s/ Don L. Merrill, Jr.

Don L. Merrill, Jr., President

Employee

/s/ Bobbie Keese

Bobbie Keese

Date Employee first provided services to the Company:  September 9, 2005